Exhibit 99.1

Press Release October 26, 2004
6714 Pointe Inverness Way, Suite 200 Fort Wayne, IN 46804-7932 260.459.3553 Phone 260.969.3590 Fax www.steeldynamics.com

Steel Dynamics Increases Dividend Rate and Adopts New Stock Repurchase Program

FORT WAYNE, INDIANA, October 26, 2004 – Steel Dynamics, Inc. (NASDAQ: STLD) today announced that its Board of Directors has authorized the Company to buy back up to 5,000,000 shares of its common stock, or approximately 10% of the current shares outstanding. Such purchases would be made from time to time based upon the market price of the Company’s stock, the nature of other investment opportunities presented to the Company, the Company’s cash flows from operations, and general economic conditions. The new buy-back program replaces the Company’s existing stock repurchase program. The Company had an additional 930,000 shares remaining eligible for repurchase under its former program.

Additionally, the Board of Directors has authorized an increase in the Company’s quarterly cash dividend by approximately 33%. Steel Dynamics’ new quarterly dividend will increase to $0.10 per share, resulting in annualized dividend payments of $0.40 per share. The first quarterly distribution of the new dividend will be payable during January 2005 to stockholders of record on December 31, 2004.

“As a result of the Company’s outstanding operating performance, Steel Dynamics has excellent growth opportunities, a healthy long-term financial outlook and a strong balance sheet. We believe this success enables us to increase the return we are able to deliver to our stockholders through the stock repurchase program and a higher dividend,” said Keith E. Busse, Steel Dynamics’ President and Chief Executive Officer. “Looking to the future, we believe that we will have ample free cash flow and debt capacity to grow our base businesses and to be able to take advantage of attractive growth opportunities as they may appear,” said Busse.

Under the Company’s new buy-back program, purchases are to take place from time to time on the open market or in private transactions, including transactions that may be effected pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. The new buy-back program does not require the Company to acquire any specific number of shares and may be modified, suspended, extended or terminated by the Company at any time without prior notice.

While the Company has secured all approvals necessary for the implementation of its buy-back program, statements herein regarding the availability of the Company’s free cash flow and debt capacity, its long-term growth objectives, its intention to repurchase shares, the intended use of any repurchased shares and the source of funding are all forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to certain risks, uncertainties, and other factors, which are identified in the Company’s Annual Report on Form 10-K and most recent quarterly and periodic reports filed with the Securities and Exchange Commission, and which could cause actual results to differ materially from those which are anticipated. These reports are available publicly on the SEC’s Web site, www.sec.gov and on the Company’s Web site, www.steeldynamics.com.

Contact: Theresa E. Wagler, Acting Chief Financial Officer, Phone 260.459.3553